CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee (1)
Senior Callable Step-Up Fixed-Rate Notes due July 29, 2028	$3,000,000.00	$409.20
Guarantee of Senior Callable Step-Up Fixed-Rate Notes due July 29, 2028	–	(2)
Total	$3,000,000.00	$409.20

(1)	Calculated in accordance with Rule 457(r)

(2)	Pursuant to Rule 457(n), no separate fee is payable with respect to the guarantee

Pricing Supplement No. 42 (To Prospectus Supplement dated June 7, 2013 and Prospectus dated June 7, 2013)	Filed Pursuant to Rule 424(b)(5) Registration Nos. 333-189150 and 333-189150-01 July 24, 2013
US $3,000,000
Lloyds TSB Bank plc
fully and unconditionally guaranteed by Lloyds Banking Group plc
Senior Callable Step-Up Fixed-Rate Notes due July 29, 2028
Medium-Term Notes, Series A
SUMMARY TERMS
Issuer:	Lloyds TSB Bank plc
Guarantor:
Lloyds Banking Group plc.  The Notes are fully and unconditionally guaranteed by the Guarantor. The Guarantees will constitute the Guarantor’s direct, unconditional, unsecured and unsubordinated obligations ranking pari passu with all of the Guarantor’s other outstanding unsecured and unsubordinated obligations, present and future, except such obligations as are preferred by operation of law.

Aggregate Principal Amount:	$3,000,000
Stated Principal Amount:	$1,000 per note
Notes:	Senior Callable Step-Up Fixed-Rate Notes due July 29, 2028, Medium-Term Notes, Series A (each a “Note” and collectively, “the Notes”)
Ranking:
The Notes will constitute our direct, unconditional, unsecured and unsubordinated obligations ranking pari passu, without any preference among themselves, with all our other outstanding unsecured and unsubordinated obligations, present and future, except such obligations as are preferred by operation of law.

CUSIP / ISIN:	5394E8BX6 / US5394E8BX68
Payment at Maturity:
100% repayment of principal, plus any accrued and unpaid interest, at maturity or upon early redemption. Repayment of principal at maturity, or upon early redemption, if applicable, and all payments of interest are subject to the creditworthiness of Lloyds TSB Bank plc, as the Issuer, and Lloyds Banking Group plc, as the Guarantor of the Issuer’s obligations under the Notes.

Issue Price:	100%
Denominations:	Minimum denominations of $1,000 and multiples of $1,000 thereafter
Trade Date:	July 24, 2013
Issue Date:	July 29, 2013
Maturity Date:	July 29, 2028, subject to redemption at the option of the Issuer (as set forth below)
Interest Rate
3.50%, from and including the Issue Date to but excluding July 29, 2018.
4.00%, from and including July 29, 2018 to but excluding July 29, 2022.
4.75%, from and including July 29, 2022 to but excluding July 29, 2025.
5.50%, from and including July 29, 2025 to but excluding July 29, 2027.
7.00%, from and including July 29, 2027 to but excluding the Maturity Date.

Interest Payment Dates:
Semiannually, payable in arrears on the 29th day of each January and July, commencing on (and including) January 29, 2014, and ending on the Maturity Date or the Early Redemption Date, if applicable.  If any Interest Payment Date is not a Business Day, interest will be paid on the following Business Day, and interest on that payment will not accrue during the period from and after the originally scheduled Interest Payment Date.

Day-Count Convention:	30/360
Business Days:	New York and London, following, unadjusted
Redemption at the Option of the Issuer
We may redeem all, but not less than all, of the Notes at the Redemption Price set forth below, on any Interest Payment Date occurring on or after July 29, 2018, provided we give at least 5 Business Days’ prior written notice to each holder of Notes, the Trustee and The Depository Trust Company (“DTC”). If we exercise our redemption option, the Interest Payment Date on which we so exercise it will be referred to as the “Early Redemption Date,” which shall be the date the Redemption Price will become due and payable and on which payments of interest will cease to accrue.  If any Early Redemption Date is not a Business Day, the Notes may be redeemed on the following Business Day, and interest will not accrue during the period from and after the originally scheduled Early Redemption Date.

Redemption Price:
If we exercise our redemption option, you will be entitled to receive on the Early Redemption Date 100% of the principal amount together with any accrued and unpaid interest to, but excluding, the Early Redemption Date.

Tax Redemption:
Following the occurrence of one or more changes in tax law that would require the Issuer or the Guarantor to pay additional amounts and in other limited circumstances as described under “Description of the Notes and the Guarantees—Redemption for Tax Reasons” in the prospectus supplement and “Description of Debt Securities—Redemption” in the prospectus, the Issuer may redeem all, but not fewer than all, of the Notes at any time prior to maturity.

Miscellaneous
Listing:	None	Governing Law:	New York
Settlement and Clearance:	DTC; Book-entry	Specified Currency:	U.S. dollars
Trustee and Paying Agent:	The Bank of New York Mellon, acting through its London Branch
Selling Agent:	Morgan Stanley & Co. LLC
Commissions and issue price:	Price to Public (1)(2)	Selling Agent’s Commission (2)	Proceeds to Lloyds TSB Bank plc
Per Note	$1,000.00	$20.00	$980.00
Total	$3,000,000.00	$60,000.00	$2,940,000.00

Investing in the Notes involves significant risks. See “Risk Factors” beginning on page S-2 of the prospectus supplement and “Risk Factors” beginning on page PS-2 below.
The Notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.
None of the Securities and Exchange Commission, any state securities commission or any other regulatory body has approved or disapproved of these Notes or passed upon the adequacy or accuracy of this pricing supplement, the accompanying prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.
(1)       The proceeds you might expect to receive if you were able to resell the Notes on the Issue Date are expected to be less than the Issue Price. This is because the Issue Price includes the Selling Agent’s commission set forth above and also reflects certain hedging costs associated with the Notes. For additional information, see “Risk Factors—The Issue Price of the Notes has certain built-in costs, including the Selling Agent’s commission and our cost of hedging, both of which are expected to be reflected in secondary market prices, if any” on page PS-3 of this pricing supplement. The Issue Price also does not include fees that you may be charged if you buy the Notes through your registered investment adviser for managed fee-based accounts.
(2)       The Selling Agent will receive commissions from the Issuer equal to $20.00 per $1,000.00 principal amount of the Notes, or $60,000.00 of the Aggregate Principal Amount of the Notes, and may retain all or a portion of these commissions or use all or a portion of these commissions to pay selling concessions or fees to other dealers. See “Supplemental Plan of Distribution” on page PS-6 of this pricing supplement.

Morgan Stanley

Senior Callable Step-Up Fixed-Rate Notes due July 29, 2028

ABOUT THIS PRICING SUPPLEMENT

Unless otherwise defined herein, terms used in this pricing supplement are defined in the accompanying prospectus supplement or in the accompanying prospectus. As used in this pricing supplement:

•	“we,” “us,” “our,” the “Issuer” and “Lloyds Bank” mean Lloyds TSB Bank plc;

•	“LBG” and “Guarantor” mean Lloyds Banking Group plc;

•	“Notes” refers to the Senior Callable Step-Up Fixed-Rate Notes due July 29, 2028, Medium-Term Notes, Series A, together with the related Guarantee, unless the context requires otherwise; and

•	“SEC” refers to the Securities and Exchange Commission.

LBG and Lloyds Bank have filed a registration statement (including a prospectus) with the SEC for the offering to which this pricing supplement relates. Before you invest, you should read this pricing supplement together with the accompanying prospectus dated June 7, 2013 (the “prospectus”) in that registration statement and other documents, including the more detailed information contained in the accompanying prospectus supplement dated June 7, 2013 (the “prospectus supplement”), that LBG and Lloyds Bank have filed with the SEC for more complete information about Lloyds Bank and LBG and this offering.

This pricing supplement, together with the prospectus supplement and prospectus, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.

If the information in this pricing supplement differs from the information contained in the prospectus supplement or the prospectus, you should rely on the information in this pricing supplement.

You may access these documents for free by visiting EDGAR on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	the prospectus supplement dated June 7, 2013 and the prospectus dated June 7, 2013 can be accessed at the following hyperlink:

http://www.sec.gov/Archives/edgar/data/1160106/000095010313003583/dp38364_424b2-seriesa.htm

Our Central Index Key, or CIK, on the SEC website is 1167831.

Alternatively, LBG, Lloyds Bank, the Selling Agent, any underwriter or any dealer participating in the offering will arrange to send you the prospectus, prospectus supplement and pricing supplement if you request them by calling your Selling Agent’s sales representative, such dealer or toll free 1-888-227-2275 (Extension 2-3430). A copy of these documents may also be obtained from the Selling Agent by writing to them at 1585 Broadway, New York, New York 10036 or by calling the Selling Agent at (866) 477-4776.

You should rely only on the information provided or incorporated by reference in this pricing supplement, the prospectus supplement and the prospectus. We have not authorized anyone to provide you with different information, and we take no responsibility for any other information that others may give you. We and the Selling Agent are offering to sell the Notes and seeking offers to buy the Notes only in jurisdictions where it is lawful to do so. This pricing supplement, the prospectus supplement and the prospectus are current only as of their respective dates.

Senior Callable Step-Up Fixed-Rate Notes due July 29, 2028

RISK FACTORS

Your investment in the Notes involves significant risks. Your decision to purchase the Notes should be made only after carefully considering the risks of an investment in the Notes, including those discussed below and in the section entitled “Risk Factors” beginning on page S-2 of the prospectus supplement, with your advisers in light of your particular circumstances. The Notes are not an appropriate investment for you if you are not knowledgeable about significant elements of the Notes or financial matters in general. We also urge you to consult with your investment, legal, accounting, tax, and other advisers before you invest in the Notes.

Issuer Risk

The credit risk of Lloyds Bank and LBG and their credit ratings and credit spreads may adversely affect the value of the Notes.

You are dependent on Lloyds Bank’s ability to pay all amounts due on the Notes, and therefore you are subject to the credit risk of Lloyds Bank and to changes in the market’s view of Lloyds Bank’s creditworthiness. In addition, because the Notes are fully and unconditionally guaranteed by Lloyds Bank’s parent company, LBG, you are also dependent on the credit risk of LBG in the event that Lloyds Bank fails to make any payment or delivery required by the terms of the Notes. If Lloyds Bank and LBG were to default on their respective payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment. The credit ratings of Lloyds Bank and LBG are an assessment by rating agencies of their ability to pay their obligations, including those under the Notes. Any actual or anticipated decline in Lloyds Bank’s and LBG’s credit ratings, or increase in the credit spreads charged by the market for taking credit risk, is likely to adversely affect the value of the Notes. However, because the return on the Notes is dependent upon factors in addition to Lloyds Bank’s and LBG’s credit ratings, an improvement in their credit ratings will not necessarily increase the value of the Notes and will not reduce market risk and other investment risks related to the Notes.

Yield Risk

The amount of interest payable on your Notes on each interest payment date may be below market interest rates.

Because interest payable on your Notes accrues at a fixed rate, there can be no guarantee that the interest you will receive on one or more of the interest payment dates will be equal to or greater than the market interest rate on such dates. We have no control over a number of factors that may affect market interest rates, including economic, financial and political events that are important in determining the existence, magnitude and longevity of these risks and their results. See “—The value of the Notes prior to maturity will be influenced by many unpredictable factors, and the value of the Notes may be less than the Issue Price of  the Notes” below. You should have a view as to the interest rates on the Notes (as specified on the cover of this pricing supplement) and their levels relative to market interest rates before investing, and you must be willing to forgo guaranteed market interest rates for the the term of the Notes.

Interest rates may change significantly over the term of the Notes, and it is impossible to predict what interest rates will be at any point in the future. The amount of interest you receive on the Notes may be less than the return you could earn on other investments with a comparable maturity.

The Notes will be subject to early redemption at our option.

We may redeem the Notes prior to the Maturity Date on any semiannual Interest Payment Date, beginning on July 29, 2018. If you intend to purchase the Notes, you must be willing to have your Notes redeemed early. We are generally more likely to redeem the Notes during periods when we expect that interest will accrue on the Notes at a rate that is greater than that which we would pay on our traditional interest-bearing deposits or debt securities having a maturity equal to the remaining term of the Notes.  In contrast, we are generally less likely to redeem the Notes during periods when we expect interest to accrue on the Notes at a rate that is less than that which we would pay on those instruments. In addition, we have the right to redeem the Notes in the event of certain tax events as described under “Description of the Notes and the Guarantees—Redemption for Tax Reasons” in the prospectus supplement and “Description of Debt Securities—Redemption” in the prospectus.  If we redeem the Notes prior to the Maturity Date, accrued interest will be paid on the Notes until such early redemption, but you will not receive any future interest payments from the Notes redeemed and you may be unable to reinvest your proceeds from the redemption in an investment with a return that is as high as the return on the Notes would have been if they had not been redeemed.

Market Risk

The value of the Notes prior to maturity will be influenced by many unpredictable factors, and the value of the Notes may be less than the Issue Price of the Notes.

The value of the Notes will be affected by a number of factors that may either offset or magnify each other, including, but not limited to: (i) changes in interest and yield rates, (ii) geopolitical conditions and economic, financial, political and regulatory or judicial events that affect interest rates (iii) time remaining to maturity, (iv) the supply and demand for the Notes, if any, in the secondary market, if any; and (v) the actual or perceived creditworthiness of Lloyds Bank, as the Issuer of the Notes, and LBG, as the Guarantor of Lloyds Bank’s obligations under the Notes, including actual or anticipated downgrades in LBG’s or Lloyds Bank’s credit ratings.

Some or all of these factors will influence the price that you will receive if you sell your Notes prior to the Maturity Date or the Early Redemption Date, if applicable, in the secondary market, if any.

Senior Callable Step-Up Fixed-Rate Notes due July 29, 2028

If you sell your Notes before the Maturity Date or the Early Redemption Date, if applicable, the price that you receive may be less, and may be substantially less, than the Issue Price of the Notes.

The Issue Price of the Notes has certain built-in costs, including the Selling Agent’s commission and our cost of hedging, both of which are expected to be reflected in secondary market prices, if any.

In determining the economic terms of the Notes, and consequently the potential return on the Notes to you, we have taken into account compensation to the Selling Agent for distributing the Notes, which is reflected in the Selling Agent’s commission described on the cover of this pricing supplement, as well as certain costs associated with hedging our obligations under the Notes. The Issue Price of the Notes reflects these factors. As a result, the value of the Notes on the Issue Date is expected to be less than the Issue Price. Assuming no change in market conditions or any other relevant factors, the price, if any, at which the Selling Agent or another purchaser is willing to purchase the Notes in secondary market transactions will likely be less than the Issue Price of your Notes. This is due to, among other things, the fact that the Issue Price of the Notes includes, and secondary market prices are likely to exclude, the Selling Agent’s commission with respect to, and the hedging costs associated with, the Notes. The cost of hedging includes the projected profit that may be realized in consideration for assuming the risks inherent in managing the hedging transactions. These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions. A profit may be realized from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the Notes or in any secondary market transaction. In addition, any secondary market prices may differ from values determined by pricing models used by the Selling Agent, as a result of dealer discounts, mark-ups or other transaction costs.

Liquidity Risk

The Notes will not be listed or displayed on any securities exchange or quotation system, and there may be little or no secondary market for the Notes.

The Notes will not have an established trading market when issued, and the Notes will not be listed or displayed on any securities exchange or quotation system; accordingly, there may be little or no secondary market for the Notes and, as such, information regarding independent market pricing for the Notes may be very limited or non-existent. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. We, the Selling Agent and/or its affiliates may purchase and sell the Notes from time to time in the secondary market, but we, the Selling Agent and/or its affiliates are not obligated to do so. If we, the Selling Agent and/or its affiliates make such a market in the Notes, we, the Selling Agent and/or any such affiliate may stop doing so at any time and for any reason without notice. Because other dealers are not likely to make a secondary market for the Notes, the prices at which you may be able to trade your Notes will probably depend on the price, if any, at which we, the Selling Agent and/or its affiliates may be willing to buy the Notes. It is expected that transaction costs in any secondary market would be high and, as a result, the difference between bid and asked prices for your Notes in any secondary market could be substantial. There is no assurance that there will be a secondary market for any of the Notes. Accordingly, you should be willing to hold the Notes until the Maturity Date, and you may incur a loss if you sell the Notes prior to the Maturity Date or the Early Redemption Date, as applicable. In addition, the Selling Agent may, at any time, hold unsold inventory which may inhibit the development of a secondary market for the Notes.

Conflicts of Interest

There are potential conflicts of interest between investors in the Notes and us and our affiliates and the Selling Agent and its affiliates.

We and our affiliates and the Selling Agent and its affiliates play a variety of roles in connection with the issuance of the Notes, including hedging our obligations under the Notes. Trading activities related to interest rate movements, including short-term and long-term interest rate swaps and other instruments that may affect interest rates, have been entered into or may be entered into on behalf of us, our affiliates, the Selling Agent, its affiliates or their respective customers, that are not for the account of the investors in the Notes or on their behalf. In particular, as described below under “Use of Proceeds; Hedging,” we, the Selling Agent and/or its affiliates may hedge our obligations under the Notes by purchasing securities, futures, options or other derivative instruments and we may adjust these hedges by, among other things, purchasing or selling securities, futures, options or other derivative instruments at any time. These trading activities may present a conflict between the investors’ interests in the Notes and the interests we, our affiliates and the Selling Agent and its affiliates will have in each of their respective proprietary accounts and in facilitating transactions, including block trades and options and other derivatives transactions, for their respective customers and in accounts under each of their respective management. These trading activities could be adverse to your interests as an investor in the Notes. It is possible that we, the Selling Agent and/or its affiliates could receive substantial returns from these hedging activities while the value of the Notes declines.

We and our affiliates and the Selling Agent and its affiliates have published or may in the future publish reports, express opinions or provide recommendations and engage in other transactions that could adversely affect the value of the Notes.

            We and our affiliates and the Selling Agent and its affiliates have published or may in the future publish reports from time to time on financial markets and other matters that may influence the value of the Notes or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any such reports, opinions or recommendations may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Notes. We and the Selling Agent or any of its affiliates also may issue, underwrite or assist unaffiliated entities in the issuance or underwriting of other securities or financial instruments that may have features similar to those of the Notes, including similar rates of interest or maturities. By introducing competing products into the marketplace in this manner, we and the Selling Agent or its affiliates could adversely affect the value of the Notes.

Senior Callable Step-Up Fixed-Rate Notes due July 29, 2028

Suitability of Investment

The Notes may not be a suitable investment for you under certain circumstances.

The Notes may not be a suitable investment for you, if, among other things:

•	you are unwilling to forgo guaranteed market interest rates for the term of the Notes;

•	you seek assurances that there will be a liquid market if and when you want to sell the Notes prior to maturity;

•
you are unwilling to accept the risk that the Notes may be redeemed prior to maturity, and are unwilling or unable to accept the risk that you may be unable to reinvest the proceeds of such redemption in an investment with a return that is as high as the return on the Notes would have been if they had not been redeemed; or

•	you are unwilling or are unable to assume the credit risk associated with Lloyds Bank, as the Issuer of the Notes, and LBG, as the Guarantor of the Issuer’s obligations under the Notes.

Senior Callable Step-Up Fixed-Rate Notes due July 29, 2028

TAX CONSEQUENCES

You should review carefully the section in the prospectus supplement entitled “U.S. Federal Income Tax Consequences.” The Notes will be treated for U.S. federal income tax purposes as fixed-rate debt instruments and we expect them to be treated as issued without original issue discount.  You will be required to include stated interest in income at the time it accrues or is received, in accordance with your method of accounting for U.S. federal income tax purposes, and any gain or loss realized upon the sale, exchange or redemption of the Notes generally will be capital gain or loss. Interest income earned with respect to the Notes will be foreign-source income.

For a discussion of U.K. tax considerations relating to the Notes, you should refer to the section in the prospectus supplement entitled “Taxation in the United Kingdom.”

You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the Notes, as well as tax consequences arising under the laws of any state, local, or non-U.S. taxing jurisdiction.

VALIDITY OF THE NOTES

In the opinion of Davis Polk & Wardwell LLP, when the Notes have been executed and issued by the Issuer and the Guarantor and authenticated by the trustee pursuant to the Indenture, and delivered against payment as contemplated herein, the Notes will constitute valid and binding obligations of the Issuer, and the related guarantee will constitute a valid and binding obligation of the Guarantor, in each case enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability.  This opinion is given as of the date hereof and is limited to the laws of the State of New York.  Insofar as this opinion involves matters governed by Scots law, Davis Polk & Wardwell LLP has relied, without independent inquiry or investigation, on the opinion of Dundas & Wilson CS LLP, dated June 7, 2013 and filed by the Guarantor as an exhibit to the Registration Statement on Form F-3 on June 7, 2013.  Insofar as this opinion involves matters governed by English law, Davis Polk & Wardwell LLP has relied, without independent inquiry or investigation, on the opinion of Linklaters LLP, dated June 7, 2013 and filed by the Guarantor as an exhibit to the Registration Statement on Form F-3 on June 7, 2013.  The opinion of Davis Polk & Wardwell LLP is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in the opinions of Dundas & Wilson CS LLP and Linklaters LLP.  In addition, the opinion of Davis Polk & Wardwell LLP is subject to customary assumptions about the establishment of the terms of the Notes, the trustee’s authorization, execution and delivery of the Indenture and its authentication of the Notes, and the validity, binding nature and enforceability of the Indenture with respect to the trustee, all as stated in the opinion of Davis Polk & Wardwell LLP dated June 7, 2013, which was filed by the Guarantor as an exhibit to the Registration Statement on Form F-3 on June 7, 2013.

Senior Callable Step-Up Fixed-Rate Notes due July 29, 2028

USE OF PROCEEDS; HEDGING

The net proceeds from the sale of the Notes will be used as described under “Use of Proceeds” in the prospectus and to hedge market risks of Lloyds Bank associated with its obligation to pay the applicable interest payments and the payment amount at maturity of the Notes.

We, the Selling Agent and/or its affiliates may hedge our obligations under the Notes by, among other things, purchasing securities, futures, options or other derivative instruments and we may adjust these hedges by, among other things, purchasing or selling securities, futures, options or other derivative instruments at any time. Our cost of hedging will include the projected profit that our counterparty expects to realize in consideration for assuming the risks inherent in hedging our obligations under the Notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our or our counterparty’s control, such hedging may result in a profit that is more or less than expected, or could result in a loss.  It is possible that we, the Selling Agent and/or its affiliates could receive substantial returns from these hedging activities while the value of the Notes declines.

We have no obligation to engage in any manner of hedging activity and we will do so solely at our discretion and for our own account. No holder of the Notes will have any rights or interest in our hedging activity or any positions we or any unaffiliated counterparty may take in connection with our hedging activity.

The hedging activity discussed above may adversely affect the value of the Notes from time to time. See “Risk Factors—The Issue Price of the Notes has certain built-in costs, including the Selling Agent’s commission and our cost of hedging, both of which are expected to be reflected in secondary market prices, if any” and “Risk Factors—There may be potential conflicts of interest between investors in the Notes and us and our affiliates and the Selling Agent and its affiliates” in this pricing supplement for a discussion of these adverse effects.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We have agreed to sell to Morgan Stanley and Co. LLC, as the Selling Agent, and the Selling Agent has agreed to purchase from us the aggregate principal amount of the Notes specified on the front cover of this pricing supplement at $980.00 per $1,000.00 of principal amount of the Notes, resulting in aggregate proceeds to us of $2,940,000.00. The Selling Agent will receive commissions from us of $20.00 per $1,000.00 principal amount of the Notes, or $60,000.00 of the aggregate principal amount of the Notes, and may retain all or a portion of these commissions or use all or a portion of these commissions to pay selling concessions or fees to other dealers. The Selling Agent has informed us that such concessions may vary from dealer to dealer and that not all dealers will purchase or repurchase the Notes at the same concession.  You can find more information in the section entitled “Supplemental Plan of Distribution” on page S-33 of the prospectus supplement.

The Selling Agent has agreed to reimburse us for certain expenses relating to the offering in an amount up to $20,000.00.

We have entered or will enter into one or more hedging transactions in connection with this offering of Notes. See “Use of Proceeds; Hedging” above.  In addition, from time to time, the Selling Agent and its affiliates have engaged, and in the future may engage, in transactions with us and have performed, and in the future may perform, services for us for which they have been, and may be, paid customary fees.  In particular, an affiliate of the Selling Agent is our swap counterparty for a hedge of our obligations under the Notes and will be paid customary fees in connection with such hedging.

In the future, the Selling Agent or any of its affiliates may repurchase and resell the offered Notes in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or at negotiated prices.

The Notes are a new issue of securities with no established trading market.  We have been advised by the Selling Agent that the Selling Agent intends to make a market in the Notes, but it is not obligated to do so and may discontinue market making at any time for any reason without notice.  No assurance can be given as to the liquidity or existence of any trading market for the Notes.

We may deliver the Notes against payment therefor on a date that is more than three business days after a Trade Date.  Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise.  Accordingly, if the initial settlement of the Notes occurs more than three business days after the applicable Trade Date, purchasers who wish to trade the Notes more than three business days prior to the Issue Date of the Notes will be required to specify alternative arrangements to prevent a failed settlement and should consult their own advisers in connection with that election.

Senior Callable Step-Up Fixed-Rate Notes due July 29, 2028

US $3,000,000

Lloyds TSB Bank plc

fully and unconditionally guaranteed by

Lloyds Banking Group plc

Senior Callable Step-Up Fixed-Rate Notes
due July 29, 2028

Medium-Term Notes, Series A

_________________________

Pricing Supplement

(to prospectus dated June 7, 2013

and prospectus supplement dated June 7, 2013)

_________________________